Exhibit 99.1

Oral Presentation in Plenary Session at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: Single agent Ibrutinib (PCI-32765) is highly effective in chronic lymphocytic leukemia (CLL) patients with 17p deletion

1Adrian Wiestner, MD, PhD, 1Mohammed Farooqui, DO, 1Janet Valdez, PA, 1Jade Jones, MS IV, 1Gerald Marti, MD, PhD, 2Diane C Arthur, MD, 1Andrew Lipsky MS IV, 3Francine Thomas, BS, 4Xin Tian, PhD, 5Irina Maric, MD, 1Susan Soto, RN, 1Georg Aue, MD, PhD

1National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), Bethesda, MD; 2NIH, National Cancer Institute (NCI), Lab of Pathology, Center for Cancer Research (CCR), Bethesda, MD; 3NIH, Radiology and Imaging Services (RIS), Clinical Research Center (CRC), Bethesda, MD; 4NIH, NHLBI, Office of Biostatistics Research, Bethesda, MD; 5NIH, Department of Laboratory Medicine (DLM), CCR, Bethesda, MD

Background: CLL patients (pts) with deletion 17p (del 17p) have inferior outcomes with respect to PFS and OS to standard chemoimmunotherapy. Ibrutinib (PCI-32765), an inhibitor of Bruton’s tyrosine kinase (BTK), has demonstrated durable antitumor activity in high risk CLL. We conducted a phase II single agent ibrutinib study in pts selected for del 17p.

Methods: Both treatment naïve (TN, n=15, age 33-82) and relapsed/refractory (R/R, n=14, age 56-79) pts were treated with 420 mg ibrutinib daily until disease progression. Response was evaluated at 6 months (mo) and every 6 mo thereafter. 17p del was assessed by FISH cytogenetics. Spleen volumetry on CTs was quantified on a General Electric Advanced Workstation Server.

Results: We report on the first 29 patients with a median follow-up of 9 mo. 66% had Rai stage III/IV. At 6 mo 88% of pts (n=25 evaluable) had a nodal response (median reduction in lymph node size 70%); 48% had a partial response (PR) by IWCLL criteria, and 40% had a PR with lymphocytosis. There was one progressive disease (presumed transformation). 93% of R/R pts and 82% of TN pts achieved a nodal response. Estimated event free survival at 12 mo is 90%. All patients also had reduction in splenomegaly; with a median reduction in spleen volume of 446 ml from pre-treatment (46%) (n=22; 44-1716 ml). We repeated bone marrow biopsy and FISH at 6 months. Tumor burden in bone marrow biopsies (n=23), decreased by a median 76% assessed by immunohistochemistry for CD79a. FISH was used to quantify the % of tumor cells with del 17p pre treatment (12-97%) and at 6 months (0-92%; n=18). In 15 pts the % of tumor cells with 17p decreased (median reduction 55%), was unchanged in 1, and increased in 3 pts. Treatment was tolerated well with non hematologic toxicities grade ≥3 (regardless of causality) in 14% of pts. Two deaths on study were not treatment related.

Conclusions: Ibrutinib as a single agent is effective in both TN and R/R pts with del 17p CLL, achieving rapid control over disease in blood, nodes, spleen and marrow that is durable with an acceptable safety profile. Ibrutinib will be further investigated as a strategy for these high risk pts. This research was supported by the Intramural Research Program of the NIH, NHLBI.